Exhibit 99.1

Alector Appoints Neil Berkley as Chief Financial Officer and Chief Business Officer

SOUTH SAN FRANCISCO, Calif., December 12, 2025 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today announced that Neil Berkley, who has served as Alector’s Chief Business Officer (CBO) since March 2024, and CBO and Interim Chief Financial Officer (CFO) since June 2025, has been appointed CFO, effective December 10, 2025. Mr. Berkley will continue to serve as CBO.

“Neil has demonstrated exceptional leadership, judgment, strategic insight, and an unwavering commitment to Alector’s mission,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “His deep understanding of our science and business drivers—combined with his operational and financial acumen—makes him uniquely suited to assume the CFO role as we advance through an important period for the company.”

Mr. Berkley is an accomplished biotech executive with more than two decades of experience leading corporate strategy, finance, business development, and operations across both early- and late-stage companies. He brings broad experience across large pharmaceutical, midsize biotechnology, and emerging biotech companies, and has supported a wide range of strategic and transactional partnerships throughout his career. Since joining Alector in 2024, he has played a key role in advancing the company’s strategic priorities, strengthening partnerships, and supporting key value-creation initiatives across the organization. He also brings experience in financing and fundraising, investor engagement, and corporate development, along with a background that includes founding two companies and serving on the boards of multiple biotech organizations.

“I’m honored to serve Alector in this capacity,” said Berkley. “It is a privilege to work with such a talented team dedicated to advancing transformative therapies to patients with neurodegenerative diseases. I look forward to continuing to support the company’s scientific and corporate priorities, including the advancement of our promising pipeline and the ongoing development of our ABC-enabled programs.”

About Alector
Alector is a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease, Parkinson's disease, and frontotemporal dementia. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector

Exhibit 99.1

is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Alector Contacts:

Argot Partners (media)
David Rosen
(212) 600-1494
alector@argotpartners.com

Argot Partners (investors)
Laura Perry
(212) 600-1902
alector@argotpartners.com